UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 4, 2011
THE ST. JOE COMPANY

(Exact Name of Registrant as Specified in Charter)

FLORIDA	1-10466	59-0432511

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
133 South WaterSound Parkway, WaterSound, FL 32413

(Address of Principal Executive Offices)                     (Zip Code)
Registrant’s telephone number, including area code: (850) 588-2300
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 4, 2011, The St. Joe Company (the “Company”) entered into a letter agreement with Hugh M. Durden (the “Letter Agreement”), pursuant to which the Company will pay Mr. Durden $100,000 for his service (solely in his capacity as a director of the Company and as a member of the Executive Committee of the Board of Directors of the Company (the “Board”) and not as an employee or officer of the Company) as the interim Chief Executive Officer of the Company (“Interim CEO”) for a period of 60 days from the date of the Letter Agreement, or such earlier date as the Board may determine in its sole discretion. Pursuant to the Letter Agreement, Mr. Durden will not be eligible for, or entitled to receive, any employee benefits, severance benefits or other compensation. However, the Company will reimburse Mr. Durden for all reasonable business expenses incurred in accordance with its customary policies.
The above summary is not intended to be complete and is qualified in its entirety by reference to the complete text of the Letter Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.
On March 7, 2011, the Company entered into an employment agreement with Park Brady (the “Employment Agreement”), pursuant to which Mr. Brady was appointed as the Company’s Chief Operating Officer, effective March 21, 2011 (the “Start Date”). The Employment Agreement has a one-year initial term. However, commencing on the date that is six months after the Start Date and on each annual anniversary of such date (each such date, the “Renewal Date”), the Employment Agreement automatically renews for additional one-year periods, unless at least 30 days prior to the applicable Renewal Date, either party gives written notice to the other not to renew. During the employment period, Mr. Brady will receive an annual salary of at least $750,000 and participate in the Company’s benefit plans and programs.
If Mr. Brady’s employment is terminated by the Company for cause or due to death or disability, or by Mr. Brady other than for good reason, Mr. Brady will be entitled to receive the following benefits: (i) a lump sum payment equal to any portion of Mr. Brady’s annual salary through the date of termination that has not been paid (ii) continued health and welfare benefits provided by law or payable to Mr. Brady under the terms of the welfare benefit plans in effect immediately prior to termination for a period of 18 months.
If Mr. Brady’s employment is terminated by the Company other than for cause or due to death or disability, or by Mr. Brady for good reason, Mr. Brady will be entitled to receive the following benefits: (i) a payment, ratable over a 12 month period, equal to 1 times the annual salary and (ii) a monthly amount equal to the employer portion of the applicable COBRA premium for the level of coverage that Mr. Brady has as of the date of termination under the Company’s group health plan as in effect from time to time.
The Employment Agreement also requires Mr. Brady to cooperate fully with the Company, in any and all matters involving litigation, administrative proceedings, arbitration or governmental investigations and to comply with certain restrictive covenants.
A copy of the Employment Agreement is filed as Exhibit 10.2 hereto. The foregoing description of the Employment Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Employment Agreement, which is incorporated by reference herein.
Mr. Brady, 63, has served as President and Chief Executive Officer of ResortQuest, the nation’s largest vacation rental company, since June 2007. Mr. Brady began his career at ResortQuest in 1998 as the Regional Manager of the Western U.S., later serving as the Corporate Vice President for the company and as Chief Operating Officer. Prior to joining ResortQuest, Mr. Brady owned and operated Telluride Resort Accommodations in Colorado. Mr. Brady is also the founder of Hodnett Cooper Vacation Rentals in St. Simons Island, Georgia.
Additional information on Mr. Brady’s appointment is set forth in our press release dated March 7, 2011, a copy of which is filed as exhibit 99.1 hereto and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
10.1	Letter Agreement regarding compensation dated March 4, 2011, by and between the Company and Hugh M. Durden.

10.2	Employment Agreement dated March 7, 2011, by and between the Company and Park Brady.

99.1	Press Release dated March 7, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ST. JOE COMPANY (Registrant)
March 8, 2011	By	/s/ Reece B. Alford
Name: Reece B. Alford
		Title:	Senior Vice President Corporate Counsel and Secretary

EXHIBIT INDEX

Exhibit
No.	Document Description

10.1	Letter Agreement regarding compensation dated March 4, 2011, by and between the Company and Hugh M. Durden.

10.2	Employment Agreement dated March 7, 2011, by and between the Company and Park Brady.

99.1	Press Release dated March 7, 2011